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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors Olin Corporation:

  We consent to incorporation by reference in Registration Statement No. 33-4479 on Form S-3 and Nos. 33-28593, 33-00159, 33-40346 and 33-41202 on Form S-8
of Olin Corporation of our reports dated January 27, 1994, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear or are incorporated by reference in the December 31, 1993 annual report on Form 10-K of Olin Corporation. Our reports refer to a change in accounting for postretirement benefits other than pensions and income taxes in 1992.

KPMG PEAT MARWICK
Stamford, Connecticut March 14, 1994